 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________
FORM 8-A
___________________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

______________________________
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

______________________________

Delaware	36-4159663
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3280 Peachtree Road, N.W., Suite 3200 Atlanta Georgia	30305
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
N/A
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.
On June 5, 2017, the Board of Directors of Cumulus Media Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on June 15, 2017, for each share of Class A Common Stock, par value $0.01 per share (the “Common Shares”), of the Company outstanding on June 15, 2017 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of June 5, 2017, between the Company and Computershare Trust Company, N.A., as Rights Agent.
Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series R Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company at a price of $2.50 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.
The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on June 5, 2017 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1
Certificate of Designations of Series R Preferred Stock of Cumulus Media Inc., as filed with the Secretary of State of the State of Delaware on June 5, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 5, 2017).

4.1
Rights Agreement, dated as of June 5, 2017, between Cumulus Media Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 5, 2017).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

Date: June 5, 2017	By:	/s/ John Abbot
Name: John Abbot
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1
Certificate of Designations of Series R Preferred Stock of Cumulus Media Inc., as filed with the Secretary of State of the State of Delaware on June 5, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 5, 2017).

4.1
Rights Agreement, dated as of June 5, 2017, between Cumulus Media Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 5, 2017).